Exhibit 10.1

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (the “Agreement”) between Tiphani Krueger (“you” or “your”) and Janus Henderson Investors US LLC (“Employer” and together with you, “Parties”) sets forth in its entirety the terms and conditions of the Parties’ agreement related to the termination of your employment without cause with Employer.

For purposes of this Agreement, “Employer” includes Janus Henderson Investors US LLC and any company related to Janus Henderson Investors US LLC, in the past or present (including, without limitation Janus Henderson Group plc, Janus Henderson US (Holdings) Inc., and Janus Henderson Distributors US LLC); the past and present officers, directors, employees, attorneys, agents and representatives of any entity within Employer; any present or past employee benefit plan sponsored by any entity within Employer and/or the officers, directors, trustees, administrators, employees, attorneys, agents and representatives of any such plan; and any person who acted on behalf of any entity within Employer or on instruction from any entity within Employer.

1.

Termination Date and Role.  You will be leaving Employer effective November 1, 2023 (the “Termination Date”). All communications regarding the separation by either Party, with the exception of those required by law or regulation, shall take the form of, or be materially consistent with a statement approved by you and Employer, with Employer having ultimate discretion (“Statement”), a copy of which will be made available to you upon its finalization.

a.

Until the Termination Date, you will continue to serve as Global Head of Human Resources, with duties, authorities and responsibilities commensurate with such title and/or as may reasonably be assigned to you by the Chief Executive Officer, or such other person as designated by Employer (subject to paragraph 1(b) below). Until the Termination Date, and excluding any periods of disability, vacation and sick leave to which you are entitled, you agree to devote your attention and time during normal business hours to the business and affairs of Employer as reasonably directed or specified by Employer, and to use your reasonable best efforts to perform such responsibilities to the extent necessary to discharge your responsibilities hereunder.

b.

You and Employer acknowledge and agree many of your principal responsibilities may be transferred to other Employer employees, and that, therefore, your day-to-day job functions may change substantially as the period progresses until the Termination Date. You and Employer also acknowledge and agree that while you will remain a member of Employer’s senior executive team and in that capacity will be required and expected to perform only executive level job functions, it may be inappropriate or unnecessary to include you in all executive team meetings that Employer may conduct.

c.

As of the Termination Date, you shall be deemed to have resigned from all positions with Employer, with any fund or account managed by Employer, and all affiliates thereof, including without limitation, employment, directorships, non-executive roles, officers and committee memberships. You agree to take all actions deemed reasonably necessary by Employer to effectuate or evidence such resignations. Thereafter, you shall not be deemed an employee of Employer or any affiliate or fund, and except as provided in this Agreement shall not be entitled to participate in any Employer benefit program of any kind.

2.

Payments and Benefits.  Regular wages and benefits (which shall not be reduced) earned through the Termination Date will be paid in accordance with Employer’s normal payroll processes and subject to state reporting and tax withholding requirements as determined by Employer. You are entitled to no extra or extraordinary wages, other wages, commissions, vacation pay, sick pay, bonuses, benefits or other compensation. Payment of all sums specified in this Agreement will constitute full payment of all amounts owed by Employer to you. In consideration of your release and waiver and other agreements, and any transition of responsibilities, as set forth in this Agreement, Employer also agrees to pay to you or provide you with the following:

a.

Employer shall pay/grant you a 2023 bonus award (“2023 Award”). This award will be subject to mandatory deferral under the terms of the Employer’s current deferral scheme and may be delivered in the form of shares in Janus Henderson Group plc as restricted stock units only. The bonus will be subject to all tax withholdings required by federal and state law as determined by Employer and will be reported on federal and applicable state Forms W-2. For the avoidance of doubt, the amount of the 2023 Award will be determined and the 2023 Award will be paid in accordance with the Employer’s normal payroll processes and business practice and timeframe, taking into consideration firm, department, and individual performance consistent with prior practice, proration for service provided during the period, and in line with the 2023 profit pool (to be reflected in your award statement). Employer shall not use any diminution of your duties, title, or authority as a factor supporting or as justification for reducing the amount of the 2023 Award. This payment is subject to receipt of your executed Supplemental Release and you not voluntarily resigning from Employer before the Termination Date. This amount will be paid irrespective of whether you find other employment following the Effective Date (defined herein) of this Agreement. The cash portion of the 2023 Award will be paid by direct deposit to your bank account and the deferred portion which includes restricted stock units only granted pursuant to the Employer’s standard deferral process and timeframes. The payment of this amount is contingent on you having complied with this Agreement.

b.

Upon providing the Employer with verification of you and your dependents enrollment in the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), the Employer will establish a COBRA subsidy to directly pay the monthly cost on your behalf for up to 12 months following your Termination Date, provided such payments are permitted by law. In the event that you are no longer covered by COBRA during the 12 months following your Termination Date, the Employer will terminate any remaining subsidy payments. You are responsible for any payment of taxes, interest and/or penalty resulting from this subsidy.

c.

Employer will make available to you six (6) months of outplacement assistance through Lee Hecht Harrison. In order to receive these services, you must initiate use of the services within thirty (30) calendar days of your Termination Date. More information on this service will be provided upon request.

You acknowledge that the foregoing payments and benefits, set forth in the subparagraph(s) above are more than you might otherwise have received had you not signed this Agreement. You acknowledge and agree that these payments and benefits constitute adequate legal consideration for the promises and representations made by you in this Agreement.

3.

Long Term Incentive Awards. Notwithstanding any provision in Section 1 of this Agreement or your respective DIP Fund Awards, Mutual Fund Unit Awards, DIP Share Unit Awards, Performance-Based Share Unit Awards, Restricted Share Unit Awards, and Restricted Stock Awards to the contrary (including the 2023 Award, when granted)(collectively, the “Awards”), all Awards which are outstanding as of your Termination Date shall remain outstanding and continue to vest in accordance with the schedules set forth in each respective Award agreement and shall be settled in accordance with the terms of each respective Award Agreement, subject to your otherwise complying with the terms of each applicable Award agreement. For the avoidance of doubt, for purposes of any and all Awards, your employment shall be deemed to be a Termination of Affiliation (as defined in any applicable Award agreement) by the Company without Cause (as defined in any applicable Award agreement).

4.

Janus 401(k), Profit Sharing and Employee Stock Ownership Plan. This Agreement shall not diminish or otherwise affect your vested rights under the Janus Capital Group 401(k), Profit Sharing and Employee Stock Ownership Plan (the “Plan”). The Parties expressly agree that after the Termination Date, no Employer Entity shall make any contribution on your behalf to the Plan, excepting only such contributions as are expressly required by the terms of the Plan.

5.

Expense Reimbursement. Employer shall reimburse you for your reasonable and authorized business expenses related to your employment with Employer through the Termination Date, consistent with Employer’s policies, and conditioned on your presentation to Employer, within 30 days after the Termination Date, of documentation verifying such expenses.

6.

Taxes. After deductions and withholdings by Employer, if any, you agree that it shall be your exclusive obligation to pay all amounts, if any, that may be determined to be due and owing by you as taxes, interest and penalties arising out of the payments and benefits set forth in paragraphs 2 and 3 above. You shall defend and indemnify Employer and hold Employer harmless from and against any claim (including legal fees and costs) for tax liability that Employer may incur as a result of taxes owed by you, as a result of consideration provided to you pursuant to paragraph 2 of this Agreement. This provision does not extend to any deductions and withholdings required by law to be made by Employer. Vesting of the deferred portion of the 2023 Award will be reported on applicable federal and state Forms W-2 and will be paid in accordance with Employer’s normal payroll processes and state reporting requirements as determined by Employer.

7.

References.  In response to requests for references from prospective employers, Employer will provide only the dates of your employment and positions held and may refer parties to public statements made in accordance with the Statement.

8.	Consideration for Payments and Benefits. In consideration for the payments and benefits described in paragraph 2, you agree to the following:

a.	Assent and Release:

i.

You agree that you have entered into this Agreement on a purely voluntary basis, you understand it, and, in consideration for the provision of the payments and benefits described in paragraph 2, you further agree to, and do hereby, release Employer together with its respective present or former members, managers, officers, directors, employees, owners, parent companies, subsidiaries, representatives, insurers, successors, assigns, counsel, shareholders and agents (each an “Employer Party”), from any and all claims, lawsuits, damages and/or liabilities whatsoever (including, but not limited to, claims of employment discrimination under federal, state or local laws, rules, regulations or executive orders) arising out of or in connection with your employment relationship with Employer and/or the conclusion of said relationship or otherwise. The agreements set forth in this paragraph are effective, and the Agreement itself is effective, as of the date which is eight (8) days after you sign this Agreement, provided this Agreement has not been revoked by you as of that time (the “Effective Date”).

ii.

You expressly acknowledge and agree that, by entering into this Agreement, you are waiving any and all rights or claims that you may have arising under the Age Discrimination in Employment Act of 1967, the Older Workers Benefits Protection Act of 1990, the Americans with Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, as amended, the Civil Rights Acts of 1866 and 1871, as amended, the Equal Pay Act, the Family and Medical Leave Act, the Occupational Safety and Health Act, the Federal False Claims Act, the Employee Retirement Income Security Act (ERISA), the Worker Adjustment and Retraining Notification Act, the Colorado Anti-Discrimination Act, the Colorado Civil Rights Act, the Colorado Labor Peace Act, and the common law of the State of Colorado, for compensation, damages, tort, breach of express or implied employment contract, breach of an express or implied covenant of good faith and fair dealing, discrimination, harassment, wrongful discharge, intentional infliction of emotional distress, invasion of privacy, attorneys’ fees, defamation or injuries incurred on the job or incurred as a result of loss of employment, or any other claim as of the date you execute this Agreement. The agreements set forth in this paragraph are effective upon the Effective Date.

iii.

You acknowledge that, by signing this Agreement, you are releasing and waiving, among other things, claims which you do not know or suspect to exist through the date of your execution of this Agreement, including claims, which if known by you, might have affected your decision to enter into this Agreement. You are not waiving any rights to claims that may arise after the date this Agreement is executed, including the right to enforce this Agreement.

iv.

This Agreement shall not be construed to waive or release your rights under Employer’s employee benefit plans applicable to you as of the Termination Date, nor shall this Agreement and Release be construed to waive any rights you may have to apply for and collect unemployment benefits.

v.

This Agreement shall not be construed to waive or release any coverage under insurance policies covering Employer and any parent company, affiliate or subsidiary of Employer, for claims against company officers or employees of Employer and any parent company, affiliate or subsidiary of Employer during your period of employment. Your coverage under these insurance policies will extend to any future claims relating to your employment prior to your Termination Date.

vi.

You agree and acknowledge that you will not be entitled to any monetary or equitable relief or remedies pursuant to any claims referenced or released by this paragraph 8. If you or an attorney acting on your behalf files any civil action in any court or files any charge or complaint with an administrative agency, asserting any claims against Employer or any Employer Party, and seeking personal relief or remedies for you, this Agreement may be used by Employer or any Employer Party as a complete defense to your claims and the personal relief or remedies. You shall be obligated to pay all costs, expenses, and attorney fees incurred by Employer or any Employer Party in defending against your claims in any such court action or agency, and tender back any monies paid pursuant to this Agreement. Nothing in this Agreement shall prohibit either Party from bringing an action to enforce this Agreement or prohibit you from filing a timely charge or complaint with the U.S. Equal Employment Opportunity Commission (“EEOC”), and to do so without Employer’s consent, or participating in any investigation or proceeding conducted by the EEOC, although by signing this Agreement you waive and relinquish any right to personal recovery of any type or personal injunctive relief in connection with any such charge or complaint.

b.	Additional Acknowledgements. You further expressly acknowledge and agree that:

i.	You have no current entitlement to the payments and benefits described in paragraph 2 of this Agreement, and therefore, in exchange for waiving and releasing any claims or rights under the Age Discrimination in Employment Act and/or other statutes, laws, rules or executive orders described in this Agreement, you will receive compensation and benefits beyond that which you were entitled to receive before entering into this Agreement.

ii.	To the extent permitted by law and except with respect to your attorney, your financial and tax advisor, or your spouse, as noted in paragraph 11 below, you will keep all terms of this Agreement confidential during the time it is not public through a regulatory filing by Employer.

iii.	You hereby are advised by Employer in writing to consult with an attorney before signing this Agreement.

iv.	You have 21 days from the receipt of this Agreement to decide whether to agree to it. To accept the Agreement, you must sign it and return it to Michelle Rosenberg, General Counsel, Janus Henderson Investors, 151 Detroit Street, Denver, CO 80206 by close of business on the 21st day after you received this Agreement. If Employer has not received a signed Agreement by that time, any offer herein to make the payments and provide the benefits described in paragraph 2 will automatically expire and no longer be available to you. By executing, dating and returning this Agreement to Employer prior to the end of the 21-day period, you will be voluntarily waiving this 21-day review period. You also agree that changes in this Agreement will not restart the running of the 21-day period.

v.	You have seven (7) days after signing this Agreement to revoke it. The release agreed to in this Agreement will not be effective until the 7-day period has expired, and the payments and benefits described in paragraph 2 will not be paid until after expiration of the 7-day period following execution and effectiveness of the Supplemental Release. To revoke this Agreement, you must provide written notice of revocation to Michelle Rosenberg, General Counsel, Janus Henderson Investors, 151 Detroit Street, Denver, CO 80206, no later than close of business on the seventh day after you sign this Agreement. If you revoke this Agreement, it will not become effective or enforceable and you will not receive the payments and benefits described in paragraph 2.

vi.	Reaffirmation. You and Employer agree to execute the attached Supplemental Release on or within twenty-one days after the Termination Date in order to extend and reaffirm the promises and covenants made by you in this Agreement, including but not limited to the waiver and release of all claims. If you fail to execute the Supplemental Release on or within twenty-one days after the Termination Date or if you timely revoke the acceptance of the Supplemental Release, you shall not receive the payment and benefits set forth in paragraph 2.

9.

No Claims Filed; Government Agency Claims Exception.  You hereby warrant, to the maximum extent permitted by law, that, as of the date you sign this Agreement and/or the Supplemental Release, you have not filed any charge, claim, or complaint of any kind against Employer or any Employer Party. You understand that, because you are waiving and releasing all claims for monetary damages and any other form of personal relief, you are not entitled to any such monetary or equitable damages or other form of personal relief for any of the claims identified above and waived in this Agreement, except as set forth in paragraph 2. However, nothing in this Agreement shall be construed to prohibit you from reporting conduct to, providing truthful information to or participating in any investigation or proceeding conducted by any federal or state government agency or self-regulatory organization, without needing Employer’s approval.

10.	No Claims Assigned. By signing this Agreement, you warrant that you have not assigned or transferred to any person any portion of any claims which are released, waived and discharged in paragraph 8.

11.

Confidentiality. Until such time as this Agreement is publicly available by Employer pursuant to regulation, you will not disclose, directly or indirectly, this Agreement or any of its terms or provisions, to any third party, the only exceptions being disclosures, discussions, publications or communications (a) specifically ordered by a court, agency or other governmental authority, including in response to a validly issued subpoena; (b) by you to your attorney or financial advisor for purposes of obtaining professional advice (the restrictions stated in this paragraph shall automatically apply to your attorney and/or financial advisor, and you shall so advise your attorney and/or financial advisor); (c) by you to your spouse (the restrictions stated in this paragraph shall automatically apply to your spouse, and you shall so advise your spouse), or (d) as required by law or regulation. Employer shall be entitled to equitable and legal remedies, including a damage award and an award of attorney fees against you, in the event of a breach of this paragraph 11. If you violate this paragraph 11, the actual damages suffered by Employer would be difficult to ascertain. Therefore, if you violate paragraph 11, you shall be liable to Employer for liquidated damages, not a penalty, in the amount of $25,000 for each violation.

12.

Non-Disclosure. You agree that, at all times from the date of this Agreement, you will hold and treat as confidential any and all Confidential Information provided to you by or which you obtained from Employer or any person or entity affiliated with Employer during your employment regarding any aspect of the business of Employer or any entity affiliated with Employer.

“Confidential Information” means any proprietary information of any kind that it is marked or identified as confidential or is disclosed under circumstances that would lead a reasonable person to believe such information is confidential and that is related to the business of Employer or any entity affiliated with Employer and that derives independent economic value from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use, and is subject to efforts by Employer that are reasonable under the circumstances to maintain its secrecy, including but not limited to Employer’s trade secrets. Examples of Confidential Information include, but are not limited to, (1) inventions, discoveries, concepts and ideas (whether patentable or not) relating to the markets, products and services or potential markets, products and services of Employer; (2) the terms of any agreements, draft agreements or other legal documents including this Agreement; (3) information concerning employees, including salary information; (4) technological information related to Employer’s markets, products and services, including but not limited to business processes; (5) Employer’s software and computer programs and interface programs and improvements thereto and access codes and passwords, electronic codes or other coding; (6) Employer’s technology, research, trade secrets, and know-how; (7) Employer’s sales techniques, product development, projections, sales records, contract terms, business plans, sales tools, and product and service pricing information; (8) Employer’s customer lists or names and addresses and other information concerning customers and potential customers, including information concerning customer requirements or preferences, customer contacts and decision-makers and decision-making processes, customer budgeting processes, customer business processes and information processing techniques, customer marketing strategies and business plans; (9) Employer’s marketing strategies, product and market development strategies, strategic business plans and market information; and (10) financial analysis, financial data and reports, financial projections, profits, margins, and all other financial information.

Notwithstanding the foregoing, “Confidential Information” does not include information that: (1) was publicly available, readily ascertainable to the public, or in the public domain at the time disclosed; (2) was or became publicly available, readily ascertainable to the public, or entered the public domain through no fault or action by you; (3) was information arising from your general training, knowledge, skill or experience without access to the Confidential Information; (4) was – or is – approved for release or disclosure by Employer in writing without restriction; or (5) is provided in accordance with the Government Agency Claims Exception set forth above in paragraph 9.

13.

Non-Solicitation.  You acknowledge that your role as a senior executive of Employer creates a relationship of confidence and trust between you and Employer, any parent company, affiliate or subsidiary (each, a “Janus Entity” and collectively, the “Janus Entities”), with respect to confidential and proprietary information applicable to the business of the Janus Entities and their clients. You further acknowledge the highly competitive nature of the business of the Janus Entities. Therefore, to protect Employer’s trade secrets and Confidential Information, for a period of twelve (12) months following the Termination Date, you shall not, without Employer’s prior written consent, for any reason, directly or indirectly, either alone or jointly with or on behalf of any other person, firm or company (i) solicit the services of, hire, engage, or endeavor to entice away from a Janus Entity for which you worked in the period of 12 months prior to the Termination Date, any director, employee or consultant of the Janus Entity with whom you worked or had dealings during the course of your employment; or (ii) solicit, canvass, approach or accept any approach from any Customer of a Janus Entity with a view to obtain their custom or supply for a Competitor. For purposes of this paragraph, “Customer” means any person, firm or company which at or within a period of two years prior to the Termination Date has done business with a Janus Entity as a customer, client or supplier, or which the Janus Entity is or was in the process of negotiating with a view to such person, firm or company becoming a customer, client or supplier, and with whom you worked or had dealings with in the course of your employment and with whom or which you first had contact or otherwise developed a relationship while employed by Employer; and “Competitor” means an actual or prospective competitor of any business carried on by the Janus Entity in which you worked at any time during the period of one year prior to the Termination Date and with whom or which you first had contact or otherwise developed a relationship while employed by Employer.

If any court or arbitrator adjudicating a dispute of this covenant shall determine that the duration, geographic limitations, subject or scope of any restriction contained in this Agreement is unenforceable, it is the intention of the Parties that this Agreement shall not thereby be terminated but shall be deemed amended to the extent required to make it valid and enforceable, such amendment to apply only with respect to the operation of this Agreement in the jurisdiction of the court or arbitrator that has made the adjudication.

14.

Non-Disparagement.  You shall not criticize, denigrate or otherwise disparage Employer or any Employer Party. If you violate this paragraph 14, the actual damages suffered by Employer would be difficult to ascertain. Therefore, if you violate paragraph 14, you shall be liable to Employer for liquidated damages, not a penalty, in the amount of $25,000 for each violation. However, nothing in this Agreement shall be construed to prohibit you or Employer, without needing the consent of the other, from reporting conduct to, providing truthful information to or participating in any investigation or proceeding conducted by any federal or state government agency or self-regulatory organization.

15.

Employer Property. You agree that, except with the written consent of Employer, you have returned or will return by the Termination Date all Employer property in your possession and control, including all keys, access cards, policy and procedures manuals, software, computers, tablets, hardware, cell phones, disks, files, electronic files or other materials (including, without limitation, those documents, electronic files or other materials that Employer or an Employer Party has designated as confidential, proprietary or privileged, or which by their nature should be recognized as such). If you later learn that you have any Employer property, you agree that you will promptly notify Employer and make arrangements to immediately return all such property, except as allowed with Employer’s written consent. Failure to timely return property belonging to Employer may cause Employer to offset the value of such property or the costs of replacing such property against any remaining payments to which you are otherwise entitled under this Agreement.

16.

Cooperation with Litigation or Other Legal Matters.  You acknowledge that you may have factual information or knowledge that may be useful to Employer in connection with current or future legal, regulatory or administrative proceedings. You will fully cooperate with Employer in the defense or prosecution of any such claims. Your cooperation shall include being reasonably available to meet with counsel to prepare for discovery or trial and to testify truthfully as a witness. Employer will not compensate you for testifying as a fact witness, but it may reimburse you for reasonable expenses associated with travel, meals, lodging, or other out-of-pocket expenses.

17.

Injunctive and Other Relief.  You agree and acknowledge that any violation of any provision of paragraphs 8-14 of this Agreement shall constitute a material breach of this Agreement that will cause irreparable harm to Employer or any Janus Entity. Therefore, you agree that any such breach or threatened breach by you shall give Employer the right to specific performance through injunctive relief, without the need for Employer to prove irreparable harm and without posting any bond or other security, requiring you to comply with your obligations under this Agreement in addition to any other relief or damages allowed by law. In addition, if Employer has reason to seek injunctive or other legal relief to enforce any provision of paragraphs 8-14, it may suspend or terminate any payments or other consideration otherwise payable to you at that time and may seek recovery of any payments or other consideration already paid to you. Any suspension or termination of the payments or other consideration to be paid, or any recovery of paid payments or other paid consideration, shall not void your release of claims under this Agreement, which shall remain in full force and effect.

18.

Severability.  If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of this Agreement which can be given effect without the invalid provisions or application, and to this end the provisions of this Agreement are declared to be severable. The Parties agree that any such invalid provision may be modified by an arbitrator or court in such a manner as to be enforced to the maximum extent possible to effectuate the intentions of the Parties hereto. However, should a court of competent jurisdiction declare the waiver and release of claims contained herein to be invalid or unenforceable, you agree to execute a valid waiver and release of claims or to return in full within 10 days of such declaration all payments and benefits provided to you pursuant to paragraph 2, at Employer’s election.

19.

Colorado Laws and Jurisdiction; Dispute Forum. This Agreement shall be construed in accordance with the laws of the State of Colorado, without regard to its conflict of laws rules. Any and all claims, disputes, or controversies between you and Employer or any and all Employer Parties or Janus Entities, including but not limited to those arising out of or related to this Agreement, shall be tried only in the state or federal courts situated in the Denver, Colorado metropolitan area. Such claims, disputes or controversies shall be tried to a court without a jury.

20.

No Waiver of Breach. No waiver of any breach of any term or provision of this Agreement shall be binding unless in writing and signed by the Party waiving the breach. No waiver of any breach of any term or provision of this Agreement shall be construed to be, nor shall be, a waiver of any other breach of this Agreement.

21.	Knowing and Voluntary. You have carefully read and fully understand all of the provisions of this Agreement. You knowingly and voluntarily entered into this Agreement.

22.

Further Assurances. The Parties agree to cooperate fully and to execute any and all supplementary documents and to take all additional actions that may be necessary or appropriate to give full force to the terms of this Agreement.

23.

Entirety.  This Agreement embodies the entire agreement and understanding between the Parties and, unless stated otherwise, supersedes all prior agreements and understandings related to the subject matter hereof. No amendment to this Agreement will be effective unless it is in writing and signed by both Parties.

24.

Not an Admission.  Nothing contained in this Agreement is intended to be, or shall be construed to be, an admission of any liability by any Party or an admission of the existence of any facts upon which liability could be based.

25.

Interpretation of Agreement; Headings.  The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against either. The descriptive headings in this Agreement are for convenience of reference only and shall not be deemed to affect the meaning or construction of any of the provisions hereof.

26.	Execution in Counterparts. This Agreement may be signed in multiple counterparts, each of which shall be deemed to be an original for all purposes.

[Signatures on following page.]

If this Agreement is satisfactory to you, please so signify by signing in the place provided below and return all original pages to Employer, attention Michelle Rosenberg. If you do not revoke this Agreement as set forth in paragraph 8, then it will be deemed effective immediately after the revocation period expires, after which a fully executed copy of this Agreement will be delivered to you.

By:          /s/ Michelle Rosenberg

Name:         Michelle Rosenberg

Title:         General Counsel

Date:         August 24, 2023

I ACKNOWLEDGE THAT I HAVE READ THIS AGREEMENT, THAT I HAVE BEEN ADVISED THAT I SHOULD CONSULT WITH AN ATTORNEY BEFORE I EXECUTE THIS AGREEMENT, AND THAT I UNDERSTAND ALL OF ITS TERMS, INCLUDING THOSE TERMS THAT CAUSE A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS INCLUDING THOSE PURSUANT TO THE AGE DISCRIMINATION IN EMPLOYMENT ACT, AS AMENDED, AND OTHER LAWS PROHIBITING DISCRIMINATION IN EMPLOYMENT AND THAT I EXECUTE THIS AGREEMENT VOLUNTARILY WITH FULL KNOWLEDGE OF ITS SIGNIFICANCE AND THE CONSEQUENCES THEREOF.

Signed this 16th day of August, 2023 by:

/s/ Tiphani Krueger

Tiphani Krueger

EXHIBIT A

Supplemental Release

This Supplemental Release ("Supplemental Release") is between Janus Henderson Investors US LLC (the "Employer") and Tiphani Krueger (“you”) (each a "Party," and together, the "Parties").

Recitals

You and Employer are Parties to a Separation and Release Agreement to which this Supplemental Release is appended as Exhibit A and is incorporated herein by reference (the “Separation Agreement”).

You wish to receive the payment and benefits described in paragraph 2 of the Separation Agreement (the “Package”) and therefore must sign this Supplemental Release after the Termination Date.

You and Employer wish to resolve, except as specifically set forth herein, all claims between you arising from or relating to any act or omission predating the Effective Date defined below.

Agreement

The Parties agree as follows:

1.    After the Effective Date of the Supplemental Release, as defined in paragraph 7 below, Employer shall pay or provide to you the entire Package, as, when and on the terms and conditions specified in the Separation Agreement, if not otherwise paid in accordance with the Separation Agreement.

2.    In consideration of the Package and Employer's other covenants and agreements contained herein, you, on your own behalf and on behalf of your heirs, personal representatives, executors, administrators and assigns, knowingly and voluntarily release and forever discharge Employer and its affiliates and any of their respective parents, subsidiaries and affiliates, together with all of their respective past and present directors, members, managers, officers, shareholders, partners, employees, agents, attorneys and servants, and each of their affiliates, predecessors, successors and assigns (collectively, the "Employer Releasees") from any and all claims, charges, complaints, promises, agreements, controversies, liens, demands, causes of action, obligations, damages and liabilities of any nature whatsoever, known or unknown, suspected or unsuspected, which against them you or your heirs, executors, administrators, or assigns ever had, now have, or may hereafter claim to have against any of Employer Releasees by reason of any matter, cause or thing whatsoever from the beginning of time through the date hereof, whether or not previously asserted before any state or federal court, agency or governmental entity or any arbitral body. This release includes, without limitation, any rights or claims relating in any way to your employment relationship with Employer or any of Employer Releasees, or your separation therefrom, or arising under any statute or regulation, including Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, Age Discrimination in Employment Act of 1967 ("ADEA"), the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, and the Family Medical Leave Act of 1993, each as amended, or any other federal, state or local law, regulation, ordinance, or common law, or under any policy, agreement, understanding or promise, written or oral, formal or informal, between you and Employer or any of Employer Releasees; provided, however, that notwithstanding the foregoing or anything else contained in this Supplemental Release, your release shall not extend to (i) any rights arising under the Separation Agreement; (ii) any benefits or claims for benefits under any benefit plans that you were participating in as of the Termination Date and accrued as of the date hereof; (iii) any right to benefits under Employer’s 401(k) Plan, excluding any litigation rights; (iv) any rights arising under COBRA; and (v) any rights to file a report or complaint related to unlawful employment practice claims accruing after signing this Supplemental Release. You represent that you have not commenced or joined in any claim, charge, action or proceeding whatsoever against Employer or any of Employer Releasees arising out of or relating to any of the matters released in this paragraph 2. You further agree that you will not seek or be entitled to any personal recovery in any claim, charge, action or proceeding whatsoever against Employer or any of Employer Releasees for any of the matters released in this paragraph 2.

3.    You acknowledge that you have received all compensation to which you are entitled for your work up to your last day of employment with Employer, and that you are not entitled to any further pay or benefit of any kind, for services rendered or any other reason, other than the Package as provided in paragraph 2 of the Separation Agreement.

4.    You agree that the only thing of value that you will receive by signing this Supplemental Release is the Package.

5.    The Parties agree that their respective rights and obligations under the Separation Agreement shall survive the execution of this Supplemental Release.

6.    You acknowledge and agree that (a) you have read and understand the terms of this Supplemental Release; (b) you have been advised to consult with an attorney; (c) that you have obtained and considered such legal counsel as you deem necessary; (d) that you have been given twenty-one (21) days to consider whether or not to sign this Supplemental Release (although you may elect not to use the full 21-day period at your option); and (e) that by signing this Supplemental Release, you acknowledge that you do so freely, knowingly, and voluntarily.

7.    The Parties agree that this Supplemental Release shall not become effective or enforceable until the eighth day after you sign this Supplemental Release following the Termination Date. In other words, you may revoke your acceptance of this Supplemental Release within 7 days after you sign it. Your revocation must be in writing and received by Michelle Rosenberg, General Counsel, Janus Henderson Investors, 151 Detroit Street, Denver, Colorado 80206 on or before the seventh day after it is signed to be effective. If you do not revoke your acceptance on or before that date, your acceptance of this Supplemental Release shall become binding and enforceable on the eighth day (“Effective Date of the Supplemental Release”).

[SIGNATURES FOLLOW]

JANUS HENDERSON INVESTORS US LLC By:_________________________ Michelle Rosenberg Date: _______________________	______________________________ Tiphani Krueger Date: _________________________